EXHIBIT 32
STATEMENT PURSUANT TO 18 U.S.C. § 1350
Pursuant to 18 U.S.C. § 1350, each of the undersigned certifies that this Quarterly Report on Form 10-Q for the period ended September 30, 2011, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Westmoreland Coal Company.

Dated: November 8, 2011	/s/ Keith E. Alessi
	Name:	Keith E. Alessi
	Title:	Chief Executive Officer and President

Dated: November 8, 2011	/s/ Kevin A. Paprzycki
	Name:	Kevin A. Paprzycki
	Title:	Chief Financial Officer and Treasurer
A signed original of this written statement required by Section 906 has been provided to Westmoreland Coal Company and will be retained by Westmoreland Coal Company and furnished to the Securities and Exchange Commission or its staff upon request.